Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: David Howard (336) 741-3489	RAI 2016-06

Reynolds American Inc. Announces Cash Tender Offer For Up to $2.8 Billion Aggregate Purchase

Price for Certain of its Outstanding Notes and Redemption of $950 Million Aggregate Principal

Amount of Certain of its Other Outstanding Notes

WINSTON-SALEM, N.C. – February 4, 2016 – Reynolds American Inc. (NYSE: RAI) announced today that it has commenced a cash tender offer for the maximum amount of specified series of its outstanding debt that it can purchase for up to $2.8 billion in cash (excluding accrued and unpaid interest to, but not including, the applicable settlement date and excluding related fees and expenses) (the “Tender Cap”). Pursuant to the tender offer, RAI is offering to purchase, subject to the Tender Cap and other conditions and limitations, its 4.750% Senior Notes due 2042, 3.250% Senior Notes due 2022, 3.750% Senior Notes due 2023, 3.250% Senior Notes due 2020, 4.000% Senior Notes due 2022, 4.450% Senior Notes due 2025 and 4.850% Senior Notes due 2023 (collectively, the “Notes”). The aggregate principal amount of the Notes currently outstanding is $7,873,689,000.

RAI also announced today that it has called for redemption all $700 million outstanding principal amount of its 6.750% Senior Notes due 2017 and all $250 million outstanding principal amount of its 7.750% Senior Notes due 2018. The expected redemption date is March 5, 2016.

The early tender date for the tender offer is 5:00 p.m., New York City time, on February 18, 2016, unless extended (such date and time, as the same may be extended, the “Early Tender Date”). The expiration date of the tender offer is 11:59 p.m., New York City time, on March 3, 2016, unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Date”). The terms, conditions and limitations of the tender offer are described in the Offer to Purchase dated today.

Holders of Notes must validly tender and not validly withdraw their Notes on or before the Early Tender Date to be eligible to receive the total consideration (as described below). Tendered Notes may only be withdrawn on or before 5:00 p.m., New York City time, on February 18, 2016, unless such withdrawal date is extended (such date and time, as the same may be extended, the “Withdrawal Date”). Notes tendered after the Withdrawal Date may not be withdrawn.

The table below sets forth certain information regarding the Notes and the tender offer.

Title of Security	CUSIP Nos.	Principal Amount Outstanding	Acceptance Priority Level	Reference U.S. Treasury Security	Bloomberg Reference Page	Fixed Spread
4.750% Senior Notes due 2042	761713AW6	$1,000,000,000	1	2.875% due August 15, 2045	PX1	190 bps

3.250% Senior Notes due 2022	761713AX4	$1,100,000,000	2	1.375% due January 31, 2021	PX1	135 bps

3.750% Senior Notes due 2023	761713BU9 / 761713BM7 / U8001FAQ8	$473,689,000	3	2.250% due November 15, 2025	PX1	105 bps

3.250% Senior Notes due 2020	761713BE5	$1,250,000,000	4	1.375% due January 31, 2021	PX1	85 bps

4.000% Senior Notes due 2022	761713BF2	$1,000,000,000	5	1.375% due January 31, 2021	PX1	125 bps

4.450% Senior Notes due 2025	761713BG0	$2,500,000,000	6	2.250% due November 15, 2025	PX1	140 bps

4.850% Senior Notes due 2023	761713AY2	$550,000,000	7	2.250% due November 15, 2025	PX1	110 bps

RAI reserves the right, but is not obligated, to increase the Tender Cap. Tenders of the Notes will be accepted only in principal amounts equal to $2,000 and integral multiples of $1,000 in excess thereof.

The total consideration for each $1,000 principal amount of Notes tendered and accepted for payment by RAI pursuant to the tender offer will be determined in the manner described in the Offer to Purchase by reference to a fixed spread specified in the table above for each series of the Notes over the yield based on the bid-side price of the U.S. Treasury Security specified in the table above, as calculated by the lead dealer managers (identified below) for the tender offer at 2:00 p.m., New York City time, on February 19, 2016. Holders of Notes who validly tender their Notes after the Early Tender Date will, if such Notes are accepted by RAI, receive the tender consideration, which is equal to the total consideration minus $30 per $1,000 principal amount of Notes tendered by such holders and accepted for purchase by RAI. Accrued and unpaid interest up to, but excluding, the applicable settlement date will be paid in cash on all validly tendered Notes accepted and purchased by RAI in the tender offer. The consideration for the Notes is expected to be paid by RAI with cash on hand.

Subject to the Tender Cap and except as indicated below, RAI expects to accept for purchase any validly tendered and not validly withdrawn Notes on or before the Early Tender Date in accordance with, and in the order of, the acceptance priority levels set forth in the table above. The initial settlement date is currently expected to occur on February 22, 2016. RAI expects to purchase any remaining Notes that have been validly tendered and not validly withdrawn by the Expiration Date and accepted for purchase, subject to the Tender Cap and the application of the acceptance priority levels and except as indicated below, one business day following the Expiration Date.

All Notes validly tendered and not validly withdrawn on or before the Early Tender Date having a higher acceptance priority level will be accepted before any tendered Notes having a lower acceptance priority level, and all Notes validly tendered after the Early Tender Date having a higher acceptance priority level will be accepted before any Notes validly tendered after the Early Tender Date having a lower acceptance priority level. However, Notes validly tendered and not validly withdrawn on or before the Early Tender Date will be accepted for purchase in priority to other Notes validly tendered after the Early Tender Date even if such Notes validly tendered after the Early Tender Date have a higher acceptance priority level than Notes tendered prior to the Early Tender Date.

Notes accepted for purchase in accordance with the terms and conditions of the tender offer may be subject to proration (rounded down to avoid the purchase of Notes in a principal amount other than in integral multiples of $1,000), so that RAI will only accept for purchase Notes in an amount up to the Tender Cap. If purchasing all of the tendered Notes of a series on any settlement date would cause the Tender Cap to be exceeded, the amount of that series of Notes purchased on that settlement date will be prorated based on the aggregate consideration payable for that series of Notes tendered in respect of that settlement date such that the Tender Cap will not be exceeded. Furthermore, if the tender offer is fully subscribed as of the Early Tender Date, holders who validly tender Notes after the Early Tender Date will not have their Notes accepted for purchase.

RAI’s obligation to accept for purchase and to pay for Notes validly tendered and not validly withdrawn pursuant to the tender offer is conditioned upon satisfaction of certain conditions, including the condition that RAI have sufficient cash on hand, at each of the Early Tender Date and Expiration Date, to purchase on the applicable settlement date all Notes validly tendered and not validly withdrawn by such dates, and to pay all related fees and expenses in connection with the tender offer. None of RAI, the dealer managers, D.F. King & Co., Inc. or the trustee for the Notes makes any recommendation as to whether holders should tender Notes in response to the tender offer.

RAI has retained Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC to serve as the lead dealer managers for the tender offer and has retained D.F. King & Co., Inc. to serve as tender agent and information agent for the tender offer.

Requests for documents relating to the tender offer may be directed to D.F. King & Co., Inc. by telephone at (212) 269-5550 or toll free at (877) 283-0324, by email at rai@dfking.com or in writing at 48 Wall Street, New York, N.Y. 10005. Questions regarding the tender offer may be directed to Goldman, Sachs & Co. at (800) 828-3182, to Citigroup Global Markets Inc. at (800) 558-3745, to Credit Suisse Securities (USA) LLC at (800) 820-1653 or to J.P. Morgan Securities LLC at (866) 834-4666.

This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer, which may be made only pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed made on behalf of RAI by Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC or J.P. Morgan Securities LLC, or one or more registered brokers or dealers under the laws of such jurisdiction.

Forward Looking Statements

Statements included in this press release that are not historical in nature are forward-looking statements. When used in this press release, forward-looking statements include, without limitation, statements regarding the acceptance of the tendered Notes, the Early Tender Date, expiration and settlement of the tender offer, the satisfaction of conditions to the tender offer, and the timing of any of the foregoing, as well as RAI’s expectations, beliefs or intentions that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. These statements regarding future events inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results to differ materially from those described in or implied by the forward-looking statements. Some of these risks, contingencies and other uncertainties are set forth in the Offer to Purchase related to the tender offer under the headings “Certain Significant Consequences and Risks Relating to the Offer” and “Forward-Looking Statements,” in RAI’s Annual Report on Form 10-K for the year ended December 31, 2014 under the heading “Risk Factors” and in RAI’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Financial Condition—Cautionary Information Regarding Forward-Looking Statements,” as the same may be updated in subsequent RAI reports. RAI disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

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